Putnam Absolute Return 100 Fund April 30, 2017 semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		2,131
Class B		37
Class C		294
Class M		44

72DD2 (000s omitted)

Class P 		898
Class R		6
Class R6		13
Class Y		1,719

73A1

Class A		0.244
Class B		0.228
Class C		0.156
Class M		0.242


73A2

Class P		0.252
Class R		0.233
Class R6		0.272
Class Y		0.272

74U1 (000s omitted)

Class A		7,710
Class B		131
Class C		1,696
Class M		153

74U2 (000s omitted)

Class P		4,106
Class R		33
Class R6		47
Class Y		6,494

74V1

Class A		10.02
Class B		9.99
Class C		9.98
Class M		10.00

74V2

Class P		10.07
Class R		10.08
Class R6		10.07
Class Y		10.05

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.